VOTING AGREEMENT



          This Voting Agreement is made and entered into as of this 9th day of February, 1994 by and among Gottschalks Inc., a Delaware corporation (the "Company"), and the undersigned stockholders of the Company (the "Stockholders") with reference to the following facts:

          WHEREAS, Joseph W. Levy and Gerald H. Blum are among the defendants named in a derivative action (the "Derivative Action") filed in the Superior Court of California by Carol Ann Ponder on behalf of herself and derivatively on behalf of the Company; and

          WHEREAS, the Board of Directors of the Company has established a Litigation Committee (the "Litigation Committee") with full and final power and authority to supervise and control all aspects of the Company's response to the Derivative Action; and

          WHEREAS, the Litigation Committee is composed of three independent directors of the Company, Messrs. Woodward, Ruiz and Gutmann, none of whom is a defendant in the Derivative Action nor alleged to have had any knowledge of, or participation in, any of the matters that are the focus of the Derivative Action; and

          WHEREAS, the Stockholders desire to eliminate any appearance that the members of the Litigation Committee could be subject to pressure from any of the Stockholders in fulfilling their duties and obligations as members of the Litigation
Committee with respect to the Derivative Action.

          NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed and acknowledged, the undersigned, intending to be legally bound, do hereby agree as follows:

          1. Nomination of Directors. For so long as Messrs. Woodward, Ruiz and Gutmann are willing and able to serve as directors of the Company, each Stockholder that is a director of the Company shall use his or her reasonable best efforts to cause each of Messrs. Woodward, Ruiz and Gutmann to be nominated to serve as directors of the Company at each meeting of the stockholders of the Company at which directors are to be elected.

          2. Voting of Shares. Each of the Stockholders shall vote any and all shares of the Company's common stock subject to their voting control with respect to the election of Messrs. Woodward, Ruiz and Gutmann (or any of them) as directors of the Company at each meeting of the stockholders of the Company in the same proportions as the remaining shares cast at such meeting are voted with respect to such nominees; it being the intent of this Section 2 that by voting their shares in this fashion the Stockholders will help ensure that the will of the stockholders who are disinterested shall govern the election of Messrs. Woodward, Ruiz and Gutmann (or any of them) as directors of the Company.

          3. Effectiveness and Duration of Agreement. This Agreement shall become effective upon issuance by the Superior Court of California of an Order in the matter entitled Ponder v. Ernst & Young, et al., Case No. 293561, Superior Court of California, County of Fresno, realigning the Company as real party plaintiff and shall continue in full force and effect as long as any of the Stockholders is a named defendant in the Derivative Action. Notwithstanding the foregoing, if not earlier terminated pursuant to the terms hereof, this Agreement shall terminate on January 31, 2004.

          4. Miscellaneous. This Agreement (i) constitutes the entire agreement amongst the parties hereto with regard to the subject matter hereof; (ii) is not intended to confer any rights or remedies upon any other person hereunder; (iii) shall not be assigned by operation of law or otherwise; (iv) shall not be deemed to restrict in any way any Stockholder's right to assign, transfer or sell such Stockholder's shares of common stock of the Company (nor shall the terms of this Agreement be deemed to apply to any assignee, transferee, or purchaser of such shares); (v) shall not be deemed to permit or compel any Stockholder to take any action inconsistent with such Stockholder's fiduciary duties to the Company and its stockholders, and (vi) may be executed in two or more counterparts, each of which taken together shall constitute but a single instrument.

          IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first written above.

COMPANY:                                STOCKHOLDERS:


GOTTSCHALKS INC.                        _________________________
                                          Joseph W. Levy


By:_________________________            _________________________
     Stephen J. Furst,                    Sharon Levy
     President and
     Chief Operating Officer
                                        _________________________
                                          Gerald H. Blum


                                        _________________________
                                          Karen L. Blum


                                        _________________________
                                          Bret W. Levy